Exhibit 99.1

Pulse Biosciences Strengthens Executive Leadership Team

Appoints Liane Teplitsky as Chief Operating Officer

Expands Dr. David Kenigsberg’s Chief Medical Officer Role

HAYWARD, California, April 9, 2026 – Pulse Biosciences, Inc. (Nasdaq: PLSE), developer of nPulse™ technology using proprietary nanosecond pulsed field ablation (nsPFA™) energy, today announced the strengthening of its executive leadership team with the appointment of Liane Teplitsky as Chief Operating Officer and expanded role of Dr. David Kenigsberg as full-time Chief Medical Officer.

Both the appointment of Liane Teplitsky as Chief Operating Officer and Dr. David Kenigsberg’s agreement to serve as the Company’s Chief Medical Officer on a full-time basis further enhance the Company’s strategic alignment to prioritize and accelerate the development and future commercialization of its nPulse Cardiac Catheter Ablation System. As COO, Ms. Teplitsky will oversee the Company’s Clinical, Regulatory, Quality, and Commercial functions.

"We are thrilled to welcome Liane to Pulse at such a consequential moment in the Company's development," said Paul LaViolette, Co-Chairman and CEO of Pulse Biosciences. "She brings a wealth of relevant experience and a remarkable track record of building and scaling medtech businesses. Her operational and leadership experience will be instrumental in accelerating our strategic priorities with emphasis on the cardiac catheter development program. Together with Dr. Kenigsberg's expanded commitment to our clinical strategy, we have expanded the depth and capability of our executive team and are now optimally positioned to execute on our clinical and regulatory objectives.”

Ms. Teplitsky brings twenty years of experience leading and scaling innovative medical technology businesses, with a particular focus on electrophysiology, cardiovascular, and digital health technologies. She most recently served as Chief Executive Officer of Artedrone, where she led the strategy and development of an autonomous robotic technology for stroke treatment. Previously, Ms. Teplitsky held senior marketing and commercial leadership roles at Abbott Laboratories and St. Jude Medical, contributing to the development, clinical validation, and global commercialization of cardiovascular and EP therapies. She also served as President of Robotics, Technology and Data Solutions at Zimmer Biomet, where she led global strategy and commercialization for robotics and digital health technologies. Ms. Teplitsky holds a Master of Science in Biomedical Engineering from Duke University and Bachelor of Science degrees in Electrical Engineering and Physiology from the University of Saskatchewan.  Ms. Teplitsky currently serves as Chairman of the Board of Carvolix (Paris-EUR) and will remain in this role as she joins Pulse Biosciences.

"What drew me to Pulse was the science; nanosecond PFA is a differentiated technology with the potential to meaningfully advance how atrial fibrillation is treated and patients respond," said Liane Teplitsky. "The clinical foundation is strong, the team is exceptional, and the Company is at an inflection point where focused execution can make a real difference. I am eager to contribute and look forward to working alongside the Pulse team to deliver on that potential for patients."

The Company also announced that David Kenigsberg, MD, FACC, FHRS, Chief Medical Officer of Pulse Biosciences, will expand his role, while maintaining his active routine clinical practice. His increased leadership capacity will benefit the Company as it advances its IDE pivotal clinical study evaluating the nPulse™ Cardiac Catheter System for the treatment of atrial fibrillation. Dr. Kenigsberg has extensive experience leading clinical trials in the field of electrophysiology and is a recognized key opinion leader in pulsed field ablation.

Inducement Awards

In connection with the start of her employment as the Company’s Chief Operating Officer, and pursuant to the terms of her employment agreement with the Company, the Compensation Committee of the Company’s Board of Directors granted Ms. Teplitsky equity inducement awards outside of the Company’s 2017 Equity Incentive Plan, but under the terms of its 2017 Inducement Equity Incentive Plan (the “Inducement Plan”). These awards were approved and issued on April 8, 2026, in accordance with Nasdaq Listing Rule 5635(c)(4), and granted as a material inducement to Ms. Teplitsky’s entering into employment with the Company. These inducement awards consist of (i) a nonstatutory stock option (the “Start Date Option”) to purchase up to 700,000 shares of the Company's common stock at a price of $19.06 per share, and (ii) restricted stock units (the “Start Date RSUs”) representing 200,000 shares of the Company’s common stock.

Subject to certain accelerated vesting provisions described in her employment agreement, the Start Date Option will vest as follows: (i) 200,000 option shares have time-based vesting with 25% vesting on each of her first four anniversaries of employment, and (ii) 500,000 option shares have performance-based vesting, with milestones tied to the Company’s market capitalization and future revenues.  The Start Date RSUs will vest based upon the achievement of similar performance objectives. All vesting of the Start Date Option and Start Date RSUs are subject to Ms. Teplitsky continuing to be a Service Provider (as defined in the Inducement Plan) through each applicable vesting date. These inducement awards are subject to the terms and conditions of the Incentive Plan and the award agreements entered into with Ms. Teplitsky.

Additionally, Pulse has awarded inducement options to two other recently hired employees to purchase, in aggregate, up to 7,700 shares of Company common stock. The Company’s independent Compensation Committee approved these awards as an inducement to their employment in accordance with Nasdaq Listing Rule 5635(c)(4). These stock options have an exercise price of $19.06 per share, which is equal to the closing price of the Company’s common stock on April 8, 2026, and all will be subject to time-based vesting over four years, with 1/4 of each award vesting annually, subject to the employee’s continued employment with Pulse Biosciences. These options are subject to the terms and conditions of the Inducement Plan and the award agreements entered into with each recipient.

About Pulse Biosciences®

Pulse Biosciences is a novel bioelectric medicine company committed to health innovation that has the intention as well as potential to improve the quality of life for patients. The Company’s proprietary nPulse™ technology delivers nanosecond pulses of electrical energy to non-thermally clear cells while sparing adjacent non-cellular tissue as well as initiating regulated cell death. The Company is actively pursuing the development of its nPulse technology for use in the treatment of atrial fibrillation and in a select few other markets where it could have a profound positive impact on healthcare for both patients and providers.

Pulse Biosciences, nPulse, Vybrance, CellFX, Nano-Pulse Stimulation, NPS, nsPFA, CellFX nsPFA and the stylized logos are among the trademarks and/or registered trademarks of Pulse Biosciences, Inc. in the United States and other countries.

Contact:

ICR Healthcare

Maggie Turano, Account Director

PulsebioPR@icrhealthcare.com

Investors:

Pulse Biosciences, Inc.

Jon Skinner, CFO

IR@pulsebiosciences.com

Or

Gilmartin Group

Philip Trip Taylor

415.937.5406

philip@gilmartinir.com